Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140580) and Form S-8 (No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090, No. 333-191870, and No.333-229533) of Unifi, Inc. of our report dated March 27, 2019 relating to the financial statements of Parkdale America, LLC, which appears in Unifi, Inc.’s Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 27, 2019